Exhibit 8.2

[Form of Federal Tax Opinion]

____________, 2016

Board of Directors

Chicopee Bancorp, Inc.

70 Center Street

Chicopee, Massachusetts 01013

Re:	Merger of Chicopee Bancorp, Inc. with and into Westfield Financial, Inc.

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Chicopee Bancorp, Inc. a Massachusetts corporation (“Chicopee”), will merge with and into Westfield Financial, Inc., a Massachusetts corporation (“Westfield”). The Merger is further described in and will be completed in accordance with the Form S-4 Registration Statement filed by Westfield on ___________________, 2016, (the “S-4 Registration Statement”), and related exhibits thereto, including the Agreement and Plan of Merger, dated as of April 4, 2016, among Westfield and Chicopee (the “Merger Agreement”). This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured, and will be completed, as a statutory merger of Chicopee with and into Westfield, with Westfield surviving the Merger, for the consideration payable to Chicopee shareholders as described in Article II of the Merger Agreement, all pursuant to the applicable corporate laws of the Commonwealth of Massachusetts.

We have acted as counsel to Chicopee in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. the S-4 Registration Statement;

2. the Merger Agreement;

3. the Westfield and Chicopee officer’s certificates provided to us; and

4. such other instruments and documents related to Westfield, Chicopee, and their affiliated companies as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

[Form of Federal Tax Opinion]

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealth of Massachusetts and such other laws as may be applicable to the Merger; and

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law (i) the Merger will constitute a “reorganization” within the meaning of Code Section 368(a), and (ii) the statements made regarding certain of the U.S. federal income tax consequences set forth in the S-4 Registration Statement under the heading “Certain Material United States Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of Chicopee solely for the purpose of being included as an exhibit to the S-4 Registration Statement. We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is

[Form of Federal Tax Opinion]

required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

LUSE GORMAN, PC